Exhibit 10.2
US FORM	PRIVATE AND CONFIDENTIAL

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Y&L COFFEE LIMITED

LONG TERM INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

This Performance Share Agreement is made as of the [Insert] day of [Insert], 2022 (the “Grant Date”), by and between Y&L Coffee Limited, a Hong Kong company having its registered office at [Insert] (the “Company”), and [Insert] (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Board of Directors and the shareholders of the Company, approved the Y&L Coffee Limited Long Term Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan;

WHEREAS, pursuant to authority granted to it in said Plan, the Committee (as defined in the Plan), has decided to granted to the Participant a performance share award with respect to the number of ordinary shares of the Company as set forth below;

WHEREAS, a performance share award granted under the Plan are to be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine;

WHEREAS, capitalized terms used but not defined in this Performance Share Agreement shall have the meaning set forth in the Plan;

NOW, THEREFORE, it is mutually agreed as follows:

1.Grant. In consideration of the Participant’s present and potential contribution to the success of the Company and its Subsidiaries (collectively the “Company Group”), the Company hereby grants to the Participant, on the terms and conditions set forth in this Performance Share Agreement, including any country-specific terms set forth in the attached addendum (the “Addendum,” together with the Performance Share Agreement, the “Agreement”) and the Plan, performance shares with respect to (XXX) ordinary shares of the Company, with no par value (“Share”). The right to receive each such Share is referred to herein as a “Performance Share”.

2.Vesting.

2.1. The Performance Shares will become vested based on the achievement of the (i) Performance Goals set forth in the table below before the expiration of a performance period beginning on January 1, 2022 and ending December 31, 2025 (the “Performance Period”) and (ii) the occurrence of the earlier of (x) an IPO and (y) a Corporate Transaction on or before the seven-year anniversary of the Grant Date (the “Liquidity Performance Period”).

The Committee shall determine the achievement of the Performance Goals in writing prior to the settlement of the Performance Shares.  If a Performance Goal is not achieved prior to the expiration of the Performance Period, the Performance Shares associated with such Performance Goal shall be forfeited for no consideration; provided, further, if neither a Corporate Transaction nor IPO is achieved prior to the expiration of the Liquidity Performance Period, the entire Performance Share Award shall be forfeited for no consideration. The later of the date on which

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the Performance Goal and the IPO or Corporate Transaction, as applicable, is achieved shall be referred to as the “Vesting Date.”

Performance Goal	Weighting	Metric
Topline Performance	25%	Rolling Last Four Quarters Revenue(1) to achieve RMB606 million
Store-Level Profitability	25%	Rolling Last Four Quarters to achieve UC(2) breakeven
Brand-level Profitability	25%	Rolling Last Four Quarters to achieve Operating Profit(3) breakeven
Business Scale	25%	Net store count (4) to reach 1,000

(1)“Revenue” shall be defined as total revenues, on a consolidated basis, of the Company and its subsidiaries, as reported on the consolidated statements of income.

(2)“UC” shall be defined as Company restaurant profits calculated as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales.

(3)“Operating Profit” shall be defined as total operating profits generated by the Company, excluding the impact of share-based compensation expenses and non-recurring special items such as direct expenses relating to external fund-raising (including IPO).

(4)“Net Store Count” shall be defined as the total number of coffee shops in operations, including all the Company -owned stores and franchised stores in accordance with Yum China Unit Policy.

Note: The “Revenue”, “UC”, and “Operating Profit” metrics are determined in accordance with U.S. Generally Accepted Accounting Principles excluding the foreign exchange difference arising from the translation of the financial statements of the Company and its subsidiaries, on a consolidated basis,  from functional currency to reporting currency; i.e. they shall be measured on a constant currency basis with RMB: USD FX rate being 6.4528.

2.2.In the event that the Participant’s employment with YUMC Group is terminated following the achievement of a Performance Goal but prior to the occurrence of an IPO or Corporate Transaction, as applicable, by reason of death, disability, Retirement, voluntary or involuntary termination without Cause, the portion of the Performance Shares associated with the achieved Performance Goal shall remain outstanding and shall vest in the event an IPO or Corporate Transaction occurs prior to the expiration of the Liquidity Performance Period.

2.3.In the event that the Participant’s employment with YUMC Group is terminated prior to the achievement of a Performance Goal for any reason, the Performance Shares associated with such Performance Goal shall be forfeited for no consideration.

2.4.In the event that the Participant’s employment with YUMC Group is terminated involuntarily by a member of YUMC Group for Cause, the Participant shall, for no consideration, forfeit all Performance Shares to the extent not vested as of the last day of employment (as determined in accordance with Section 23(c) below).

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3.Settlement.

3.1.Except as otherwise provided for in this Agreement, payment of vested Performance Shares shall be made as soon as administratively practicable after the later of (i) the achievement of the applicable Performance Goal and (ii) the IPO or Corporate Transaction, as applicable, (but in no event later than 2-1/2 months following the later of (i) and (ii)).  Subject to the satisfaction of the Tax-Related Items, settlement will be made by payment in Shares; provided, that the Committee may elect to settle the Performance Shares in cash based on the Fair Market Value of the Shares on the Vesting Date. Notwithstanding the foregoing, if a termination of employment occurs under Section 2.2 before the completion of an IPO of the Company, upon the occurrence of the first Corporate Transaction, the Company shall cause vested Performance Shares to be automatically settled for cash, in lieu of Shares, on the date of completion of the Corporate Transaction as determined by the Committee. The amount payable to the Participant shall be equal to the Fair Market Value of the vested Performance Shares on the Vesting Date less the Tax-Related Items and such amount shall be payable to the Participant within 30 days following such Corporate Transaction.

4.Compensation Recovery Policy.

4.1.The Participant acknowledges and agrees that the Performance Shares granted to Participant under this Agreement shall be subject to any compensation recovery or clawback policy of the Company as in effect from time to time.

4.2.This Agreement is a voluntary agreement, and each Participant who has accepted the Agreement has chosen to do so voluntarily. The Participant understands that all the Performance Shares provided under the Agreement and all amounts paid to the individual under the Agreement are provided as an advance that is contingent on the Company’s financial statements not being subject to a material restatement. As a condition of the Agreement, the Participant specifically agrees that the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Performance Shares for any individual party to such an agreement due to a material restatement of the Company’s financial statements. In the event that amounts have been paid to the Participant pursuant to the Agreement and the Committee determines that the Participant must repay an amount to the Company as a result of the Committee’s cancellation, rescission, suspension, withholding or other limitation or restriction of rights, the Participant agrees, as a condition of being awarded such rights, to make such repayments.

5.Responsibility for Taxes. Regardless of any action the Company or the Participant’s employer (if different) (the “Employer”) takes with respect to any or all income/salaries tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan that are legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and that such liability may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Participant, including the grant or vesting of the Performance Shares, the subsequent sale of Shares acquired under the Plan and the receipt of any dividends; and (2) do not commit and are under no obligation to structure the terms of the grant or any aspect of the Participant to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax and/or social security contributions in more than one jurisdiction between the Grant Date and the date of any relevant taxable, tax and/or social security contribution withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable, tax and/or social security contribution withholding event, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, at their sole discretion, to satisfy the obligations with respect to Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to him or her by the Company and/or the Employer; or (ii) withholding from the proceeds of the sale of Shares acquired upon the vesting of the Performance Shares, either through a voluntary sale or through a mandatory sale arranged by the Company.  Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent.

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Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan or Participant’s acquisition of Shares upon vesting of the Performance Shares that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of the Shares or any cash payment with respect to the Performance Shares to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

6.Nature of Grant. In accepting the Performance Shares, the Participant acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Company and is discretionary in nature;
(b)	all decisions with respect to future awards under the Plan, if any, will be at the sole discretion of the Company;
(c)	the Performance Shares and any Shares (or cash) acquired under the Plan are not part of normal or expected compensation or salary;
(d)

the Performance Share grant and the Participant’s participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or the Employer or any Subsidiary or affiliate of the Company;

(e)	the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(h)	the Performance Shares and any Shares (or cash) acquired under the Plan are not intended to replace any pension rights or compensation;
(i)

the Performance Shares and the Shares (or cash) acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer and are outside the scope of the Participant’s employment contract, if any; such items shall not be included in or part of any calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer; and

(j)

no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Shares resulting from termination of the Participant’s employment by the Company or the Employer (whether or not in breach of local labor laws) and in consideration of the grant of the Performance Shares to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, waives his or her ability, if any, to bring any such claim and releases the Company from any such claim and, notwithstanding the foregoing, if any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

7.No Advice Regarding Grant. Neither the Company nor its advisors is providing any tax, legal or financial advice, nor is the Company or its advisors making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

8.Adjustment for Change in Shares. As set forth in the Plan, in the event of any change in the outstanding Shares by reason of any share split, share dividend, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the number of Performance Shares subject to this Agreement shall be adjusted appropriately in the Committee’s sole discretion.

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9.Nontransferability. These Performance Shares are personal to the Participant. The Performance Shares shall not be transferable or assignable, other than by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void without the express consent of the Committee.

10.Notices.

10.1 Any notice to be given to the Company under the terms of this Agreement shall be addressed to Company at [Insert], Attention: [Insert], or such other address (including any email address) as the Company may hereafter designate to the Participant.

10.2Any notice to be given to the Participant under the terms of this Agreement shall be addressed to the last address (including any email address) provided to the Company by the Participant and it shall be the Participant’s responsibility to update the Company on address change for purposes of the Plan and this Agreement.   Any such notice shall be deemed to have been given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, postage prepaid, with the federal or other official postal service for the Participant’s country.

11.Binding Effect.

11.1.This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to the Company, whether by merger, consolidation or the sale of all or substantially all of the Company’s assets. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

11.2.This Agreement shall be binding upon and inure to the benefit of the Participant or his or her legal representative and any person to whom the Performance Shares may be transferred as permitted under this Agreement.

12.Acknowledgement. The Participant hereby acknowledges that he or she has received a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Performance Shares subject to all of the terms and provisions thereof.  The Participant has reviewed the Plan and this Performance Share Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Performance Share Agreement and fully understands all provisions of this Agreement.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or these Performance Shares.

13.Addendum. Notwithstanding any provisions herein, Participant’s participation in the Plan shall be subject to any special terms and conditions set forth in the Addendum to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines in its sole discretion that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement.

14.Plan Controls. The Performance Shares and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any policies or regulations which govern administration of the Plan, which shall be controlling. The Company reserves its right to amend or terminate the Plan at any time without the consent of the Participant, provided, however, that Performance Shares outstanding under the Plan at the time of such amendment or termination shall not be adversely affected thereby, as set forth in Section 7 of the Plan. All interpretations or determinations of the Committee shall be final, binding and conclusive upon the Participant and his or her legal representatives on any question arising hereunder or under the Plan, or other policies or regulations which govern administration of the Plan.

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15.Data Protection. By entering into this Agreement, the Participant:

(a)    hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other grant materials, by and among, as applicable, the Employer, the Company and any Subsidiary or affiliate of the Company, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan;

(b)    acknowledges that the Company and the Employer may hold certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of all Performance Shares or any other entitlement to Shares outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”);

(c)    acknowledges and agrees that Data may be transferred to the Plan administrator or such other service provider as may be selected by the Company, which is assisting with the implementation, administration and management of the Plan (presently or in the future), that these recipients may be located in the Participant’s country of residence or elsewhere, and that the recipient’s country may have different data privacy laws and protections to those of the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative;

(d)    authorizes the Employer, the Company, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired under the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. The Participant understands, however, that it is obligatory for him or her to supply the Data under this Agreement and refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

16.Rights to Future Grants; Compliance with Law. By entering into this Agreement, the Participant acknowledges and agrees that the Award and acceptance of the Performance Shares pursuant to this Agreement is voluntary and does not entitle the Participant to future grants of performance shares or other awards in the future under the Plan or any other plan, even if performance shares have been granted repeatedly in the past. The Participant further agrees to seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of performance shares and Shares, including, without limitation, currency and exchange laws, rules and regulations. The Participant shall have no rights as a shareholder of the Company, including voting and dividend rights, in respect of the Performance Shares held until Shares subject to this Agreement have vested and been issued to the Participant.

17.Governing Law & Venue. The Participant’s participation in the Plan and this Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to the principles of conflicts of law thereof.

For purposes of litigating any dispute that arises in connection with this grant, the Participant’s participation in the Plan or this Agreement, the parties hereby submit to and consent to the jurisdiction of the courts of Hong Kong.

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18.Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

21.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local laws or to facilitate the administration of the Plan, and to require the Participant to accept the terms of any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.Section 409A of the Code.  The amounts payable under this Agreement are intended to be exempt from Section 409A of the Code to the maximum extent possible and shall be interpreted accordingly.  Each payment under this Agreement shall be viewed as a separate payment for purposes of Section 409A of the Code.

23.Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)

“Cause” shall have the meaning set forth in any then applicable employment or other similar written agreement (including such similar term or concept, as determined by the Committee) between Participant and a member of YUMC Group, subject to the relevant provisions of applicable law in the People’s Republic of China to the extent mandatorily and preemptively applicable.  If there is no such written agreement or if such agreement does not define “Cause,” the term “Cause” shall mean (i) the willful failure by Participant to perform Participant’s duties with YUMCor its affiliates (other than any such failure resulting from Participant’s incapacity due to physical or mental illness), (ii) Participant’s willful misconduct that is demonstrably and materially injurious to YUMCor its affiliates, monetarily or otherwise, (iii) Participant’s commission of acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude, (iv) Participant’s conviction or plea of no contest to a felony (or equivalent crime in the People’s Republic of China) or a crime of moral turpitude, or (v) any terminable events under YUMC’s code of conduct, subject to the relevant provisions of applicable law in the People’s Republic of China to the extent mandatorily and preemptively applicable.

(b)

“IPO” shall mean any of the following events: (i) the closing of the initial public offering of securities of the class of equity securities then subject to the Performance Shares and listing on the Hong Kong Stock Exchange or a similarly established stock exchange; or (ii) the consummation of a merger, consolidation or similar transaction in which the Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into securities that are publicly-traded on an established stock exchange.

(c)

“last day of employment” shall mean the date that Participant is no longer actively employed with the Company Group and will not be extended by any notice period mandated under local law (e.g., employment would not include a period of “garden leave” or similar period pursuant to local law). The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed with the Company Group for purposes of his or her Performance Share grant.

(d)	“Corporate Transaction” shall mean a merger or sale which occurs prior to an IPO, to allow for vesting of Performance Shares associated with the achieved Performance Goal.

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(e)	“Retirement” shall mean termination of employment by the Participant on or after the Participant’s attainment of age 55 and 10 years of service or age 65 and 5 years of service.
(f)

“YUMC Group” shall mean Yum China Holdings, Inc. (“YUMC”), a company incorporated under the laws of the State of Delaware of the United States, and, except where the context otherwise requires, all of its subsidiaries, The term “subsidiary” shall mean any entity which is accounted for and consolidated in the audited consolidated accounts of YUMC as a subsidiary pursuant to U.S. Generally Accepted Accounting Principles and, for the purpose of this Agreement, excluding the Company Group.

By participating in the plan the Participant is deemed to accept the grant of the Performance Shares and agrees to be bound by the terms and conditions in the Plan and this Agreement.

Y&L Coffee Limited

By:
Date:

[Participant]

By:
Date:

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ADDENDUM TO

Y&L COFFEE LIMITED

LONG TERM INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Performance Share Agreement and the Plan.

Terms and Conditions

This Addendum includes additional terms and conditions that govern the Performance Shares granted to the Participant under the Y&L COFFEE LIMITED Long Term Incentive Plan if the Participant works and/or resides in one of the countries listed below.

If the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working or transfers residency and/or employment after the Grant Date, the Company shall determine to which extent the additional terms and conditions shall be applicable to the Participant.

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of the Grant Date.  Such laws are often complex and change frequently.  As a result, the information herewith are for reference only and does not constitute any legal, tax or other advise and the Company strongly recommends that the Participant not rely on the information in this Addendum as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that Performance Shares vest or the Participant sells Share acquired at vesting of the Performance Shares under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result.  Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working or transfers residency after the Grant Date, the information contained herein may not be applicable to the Participant in the same manner.

CHINA

Terms and Conditions

The following provisions apply only to the Participant if based/residing in the Mainland of the People’s Republic of China (the “PRC”), unless otherwise determined by the Company or required by the State Administration of Foreign Exchange (“SAFE”):

Settlement and Delivery of Shares.  This provision supplements Sections 3 of the Performance Share Agreement:

 The settlement of the Performance Shares is conditioned on the completion of the initial registration of the Plan with SAFE and the continued effectiveness of such registration based on necessary follow-up filings with SAFE (the “SAFE Registration”).  If it is unable to complete or maintain the SAFE Registration for any reason, no Shares subject to the Performance Shares shall be issued.

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 Mandatory Sale of Shares upon Termination of Service. To ensure compliance with SAFE regulations, and notwithstanding any provision in the Agreement, the Participant agrees that any Shares issued upon settlement of the Performance Shares and held by the Participant at the time of his or her termination of service must be sold immediately upon such termination of service. Any Share that is not sold by Participant will be sold on his or her behalf as soon as practicable after Participant’s termination of service and in no event more than six months after his or her termination of service, pursuant to this authorization (i) to the Company to instruct its designated broker to sell such Shares and (ii) to the designated broker to assist with the sale of such Shares. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay Participant the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation on the Company or the Employer to satisfy any Tax-Related Items.

Broker Account.  Any Shares issued to the Participant upon settlement of the Performance Shares must be maintained in an account with a Plan administrator as may be designated by the Company until the Shares are sold through that broker.

 Repatriation.  Pursuant to SAFE regulations in China, when the Shares acquired at the settlement of Performance Shares are sold, whether immediately or thereafter, including on the Participant’s behalf after termination of his or her service, the Participant will be required to immediately repatriate, or cause the Company or any Subsidiary or the Employer to repatriate, the cash proceeds from the sale of the Shares and any cash dividends paid on such Shares to China within six months from receipt of such cash proceeds.  The Participant further understands that, under local law, such repatriation of his or her cash proceeds will need to be effectuated through a special exchange control account established in China by the Company or any Subsidiary or the Employer, and the Participant hereby consents and agrees that any of such cash proceeds will be transferred to such special account prior to being delivered to the Participant.  Unless the Company in its sole discretion decides otherwise, the proceeds will be paid to the Participant in local currency.  The Company is under no obligation to secure any exchange conversion rate, and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China.  The Participant agrees to bear any currency fluctuation risk between the time the cash proceeds in foreign currency are payable to the Participant (from the sale of the Shares or otherwise) and the time the cash proceeds in local currency are distributed through such special exchange control account.

 Other.  The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with SAFE requirements and to sign any agreements, forms and/or consents that may be reasonably requested by the Company or its designated broker to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds.

  Notifications

 Foreign Asset and Account Reporting.  The Participant may be required to report to SAFE all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents.  The Participant should consult with his or her personal advisor in order to ensure compliance with applicable reporting requirements.